Exhibit 99.1

Wayside Technology Group, Inc. Reports 2015 Second Quarter Results
and Declares Quarterly Dividend

Q2 2015:
Revenue:	$92.0 million
Income from operations:	$2.0 million
Diluted earnings per share:	$0.29 per share

Dividend declared - $0.17 per share

SHREWSBURY, NJ, July 30, 2015 — Wayside Technology Group, Inc. (NASDAQ: WSTG) today announced financial results for the second quarter ended June 30, 2015. The results will be discussed in a conference call to be held on Friday, July 31, 2015 at 10:00 a.m. EDT. The dial-in telephone number is (866) 847-7864 and the pass code is “WSTG.” This conference call will be webcast by NASDAQ OMX and can be accessed at Wayside Technology’s Web site at www.waysidetechnology.com/earnings-call.

Cash and long term receivables amounted to $24.4 million, representing 63% of equity as of June 30, 2015. Working capital amounted to $32.4 million, representing 84% of equity as of June 30, 2015.

“I am pleased to report solid financial results for Q2 2015. Overall, revenue increased 9% and Gross Profit increased 5% over the same period last year, due to continued strong performance from our Lifeboat Distribution team,” said Simon F. Nynens, Chairman and Chief Executive Officer. “I am also pleased to announce that we have recently opened a Lifeboat Distribution sales office in Mesa, Arizona to enhance customer service for our Mid-west and West Coast customers.”

Net sales for the second quarter ended June 30, 2015 increased 9% or $7.6 million to $92.0 million compared to $84.4 million for the same period in 2014. Total sales for the second quarter of 2015 for our Lifeboat Distribution segment were $81.3 million compared to $70.0 million in the second quarter of 2014, representing an increase of $11.3 million or 16%. Total sales for the second quarter of 2015 for our TechXtend segment were $10.7 million compared to $14.4 million in the second quarter of 2014, representing a decrease of $3.7 million or 26%.

The 16% increase in net sales for the Lifeboat Distribution segment was mainly a result of the addition of several key product lines and our ongoing strategy of strengthening of our account penetration. The 26% decrease in net sales in the TechXtend segment was primarily due to a decrease in both extended payment terms sales transactions and large transactions as compared to the second quarter ended June 30, 2015.

Gross Profit for the second quarter ended June 30, 2015 was $6.4 million, a 5% increase as compared to $6.1 million for the second quarter of 2014. Gross profit for our Lifeboat Distribution segment in the second quarter of 2015 was $5.1 million compared to $4.6 million for the second quarter of 2014, representing an 11% increase. The increase in gross profit for the Lifeboat Distribution segment was primarily due to higher sales volume. Gross profit for our TechXtend segment in the second quarter of 2015 was $1.3 million compared to $1.5 million for the second quarter of 2014, representing a 14% decrease. This decrease for the TechXtend segment was primarily due to the decreased sales volume in the current year.

Gross profit margin (gross profit as a percentage of net sales) for the second quarter ended June 30, 2015 was 7.0% compared to 7.3% for the second quarter of 2014. Gross profit margin for our Lifeboat Distribution segment for the second quarter of 2015 was 6.3% compared to 6.6% for the second quarter of

2014. The decrease in gross profit margin for the Lifeboat Distribution segment was primarily caused by a change in our product mix with an increase in sales of lower margin products. Gross profit margin for our TechXtend segment for the second quarter of 2015 was 12.3% compared to 10.6% for the second quarter of 2014.  The increase in gross profit margin for the TechXtend segment was primarily caused by the decrease in larger extended payment term sales transactions which typically carry lower margins.

Total selling, general, and administrative (“SG&A”) expenses for the second quarter of 2015 were $4.4 million compared to $4.0 million for the second quarter of 2014, representing an increase of $0.5 million or 12%. This increase is primarily the result of an increase in sales related employee and employee related expenses. A large part of this increase is due to us hiring and creating a field sales team and a professional services team. We expect these investments to support and accelerate future sales and gross margin growth. As a percentage of net sales, SG&A expenses for the second quarter of 2015 were 4.8% compared to 4.7% for the second quarter of 2014.

For the three months ended June 30, 2015, the Company recorded a provision for income taxes of $710,000 million or 34.3% of income, compared to $839,000 or 36.1% of income for the same period in 2014.

Net income and diluted earnings per share for the second quarter of 2015 were $1.4 million and $0.29, respectively, compared to $1.5 million and $0.31, respectively, for the second quarter of 2014.

On July 29, 2015, the Board of Directors declared a quarterly dividend of $.17 per share of its common stock payable August 17, 2015 to shareholders of record on August 10, 2015.

About Wayside Technology Group, Inc.

Wayside Technology Group, Inc. (NASDAQ: WSTG) was founded in 1982 and is a unified and integrated technology company providing products and solutions for corporate resellers, VARs, and developers as well as business, government and educational entities. The company offers technology products from software publishers and manufacturers including Acronis, Bluebeam Software, CA Technologies, Dell/Dell Software, ExaGrid Systems, Flexera Software, Hewlett Packard, Infragistics, Intel Software, Lenovo, Microsoft, Mindjet, Samsung, SmartBear Software, SolarWinds, Sophos, StorageCraft Technology, TechSmith, Unitrends, Veeam Software and VMware.

Additional information can be found by visiting www.waysidetechnology.com

The statements in this release concerning the Company’s future prospects are forward-looking statements that involve certain risks and uncertainties. Such risks and uncertainties could cause actual results to differ materially from those indicated by such forward-looking statements, and include, without limitation, the continued acceptance of the Company’s distribution channel by vendors and customers, the timely availability and acceptance of new products, product mix, market conditions, contribution of key vendor relationships and support programs, as well as factors that affect the software industry in general and other factors. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in our filings with the Securities and Exchange Commission. Except as otherwise required by law, the Company undertakes no obligation to update or revise these forward-looking statements.

–Tables Follow –

Investor Relations Contact:

Kevin Scull, Vice President and Chief Accounting Officer

Wayside Technology Group, Inc.

(732) 389-0932

Kevin.Scull@waysidetechnology.com

WAYSIDE TECHNOLOGY GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except share and per share amounts)

	June 30, 2015	December 31, 2014
	(unaudited)

ASSETS

Current assets
Cash and cash equivalents	$18,878	$23,124
Accounts receivable, net	56,006	60,782
Inventory, net	2,360	1,491
Prepaid expenses and other current assets	1,247	933
Deferred income taxes	203	245
Total current assets	78,694	86,575

Equipment and leasehold improvements, net	396	412
Accounts receivable long-term	5,531	7,660
Other assets	104	152
Deferred income taxes	182	182

Total assets	$84,907	$94,981

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable and accrued expenses	$46,309	$55,414
Total current liabilities	46,309	55,414

Commitments and contingencies

Stockholders’ equity
Common stock, $.01 par value; 10,000,000 shares authorized, 5,284,500 shares issued, and 4,806,311 and 4,890,756 shares outstanding in 2015 and 2014, respectively	53	53
Additional paid-in capital	31,744	31,013
Treasury stock, at cost, 478,189 and 393,744 shares, respectively	(8,431)	(6,166)
Retained earnings	16,252	15,225
Accumulated other comprehensive loss	(1,020)	(558)
Total stockholders’ equity	38,598	39,567
Total liabilities and stockholders’ equity	$84,907	$94,981

WAYSIDE TECHNOLOGY GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(Amounts in thousands, except per share data)

	Six months ended		Three months ended
	June 30,		June 30,
	2015	2014	2015	2014
	(Unaudited)		(Unaudited)
Revenues
Lifeboat segment	$164,206	$129,237	$81,260	$69,979
TechXtend segment	20,456	26,892	10,710	14,420
Total Revenue	184,662	156,129	91,970	84,399

Cost of sales
Lifeboat segment	153,862	120,509	76,150	65,367
TechXtend segment	18,018	23,943	9,395	12,893
Total Cost of sales	171,880	144,452	85,545	78,260

Gross Profit	12,782	11,677	6,425	6,139

Operating expenses
Selling costs	4,913	4,074	2,542	2,049
Share- based compensation	534	575	267	252
Other general and administrative expenses	3,469	3,353	1,640	1,656
Total Selling, general and administrative expenses	8,916	8,002	4,449	3,957

Income from operations	3,866	3,675	1,976	2,182

Interest income, net	197	255	99	132
Foreign currency transaction (loss) gain	(5)	(4)	(4)	8
Income before provision for income taxes	4,058	3,926	2,071	2,322
Provision for income taxes	1,394	1,384	710	839

Net income	$2,664	$2,542	$1,361	$1,483

Income per common share - Basic	$0.57	$0.55	$0.29	$0.32
Income per common share - Diluted	$0.57	$0.54	$0.29	$0.31

Weighted average common shares outstanding - Basic	4,665	4,601	4,640	4,664
Weighted average common shares outstanding - Diluted	4,689	4,665	4,663	4,719